Exhibit 10.9

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”) is made and entered into as of November 6, 2013 (the “Effective Date”) between MARRONE BIO INNOVATIONS, INC., a Delaware corporation company (the “Company”), and DONALD GLIDEWELL (the “Executive”).

RECITALS

A. The Company and the Executive are parties to a letter agreement dated as of March 16, 2011 (the “Letter Agreement”), pursuant to which the Employee is currently employed by the Company as its Chief Financial Officer.

B. The Company and the Executive mutually desire for the Executive to transition out of his various roles at the Company.

C. The Company and the Executive wish to enter into this Agreement to (i) provide for the orderly transition of Executive’s responsibilities and position as Chief Financial Officer to a new chief financial officer (the “New CFO”) and (ii) ensure Executive’s continued dedication and efforts to the Company during the Transition Period (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Company and the Executive hereby agree as follows:

1. Definitions. Unless otherwise defined herein, the capitalized terms defined in Exhibit A shall have the meanings therein specified for all purposes of this Agreement.

2. Transition Period.

(a) During the Transition Period (or, if earlier, until the Termination Date), and pursuant to the Letter Agreement:

(i) the Executive will continue in his current role of Chief Financial Officer of the Company, and the Executive agrees to carry out the duties and responsibilities commensurate with that position (taking into account all relevant circumstances); and

(ii) the Executive will devote his entire business time and attention to the services of the Company and to the promotion of its interests.

(b) Without limiting the forgoing, the Executive shall (i) consistent with past practice (as to clause (A)) or at reasonably mutually convenient times for the parties (as to clauses (B)-(C)), (A) meet with the Board and the Company’s Audit Committee as requested, (B) participate in “earnings calls” and other calls and conferences as may be requested by the CEO, and (C) participate in investor presentations as may be requested by the CEO, and (ii) assist the Company in connection with the orderly transition of the Executive’s responsibilities and position as Chief Financial Officer to a New CFO.

(c) In performing his services hereunder, the Executive shall continue to comply with all written Company policies, as adopted or modified from time to time in the Company’s sole discretion, and applicable law.

(d) Pursuant to the Letter Agreement, during the Transition Period the Executive shall remain an at-will employee and, subject to Sections 4(b) and 4(d) below, (i) the Company may terminate the Executive’s employment at any time, with or without Cause, and (ii) the Executive may voluntarily terminate his employment at any time upon reasonable advance notice to the Company, with or without Good Reason.

(e) The Executive and the Company will mutually agree to the form of press release to be issued by the Company announcing the Company’s transition from the Company pursuant to the terms hereof.

3. Compensation and Benefits.

(a) During the Transition Period (or, if earlier, until the Termination Date):

(i) The Executive shall continue to receive base salary in effect as of the Effective Date, payable in accordance with the Company’s standard payroll procedures; and

(ii) All Options shall continue to vest during the Transition Period in accordance with the provisions of the Company’s Stock Plans, as applicable, and the applicable stock option agreements;

(iii) The Executive shall continue to participate in all of the Company’s employee benefit plans and programs to the extent Executive participates in such plans and programs as of the Effective Date and to the extent Executive remains eligible to participate in such plans and programs pursuant to their terms, as they may be modified from time to time, and subject to the determination of any person or committee administering the plans and programs; provided that the Executive acknowledges and agrees that (i) he shall not be eligible for or entitled to any future stock option or other equity incentive awards and (ii) his rights with respect to receive a bonus is as set forth in subsection 3(b) below.

(b) Pursuant to the Letter Agreement, on or before January 15, 2014, the Company shall pay to the Executive a bonus for the 2013 fiscal year, as determined as follows (for purposes of clarity, Executive shall be entitled to these payments if Executive is employed on the payment date or if Executive is not employed on the payment date because (i) the Executive’s employment is terminated by the Company other than for Cause, (ii) the Executive’s employment is terminated by Voluntary Termination for Good Reason, or (iii) the Executive’s employment is terminated by Voluntary Termination upon at least ten business days’ written notice to the Company following the Company’s hiring of a New CFO):

(i) The Executive will be entitled to receive 100% of the “individual component” of the 2013 Bonus (representing 25% of his potential bonus); and

(ii) The Executive, as is the case with the other employees eligible for a bonus, shall be entitled to receive such portion of the “company component” of his 2013 Bonus (representing 75% of his potential bonus) based on the Company’s actual achievement in 2013 of the goals and objectives established by the Board prior to the date hereof.

The Executive acknowledges and agrees that he will not be eligible for or entitled to a bonus with respect to any portion of the 2014 fiscal year.

(c) Provided the Executive (or the Executive’s spouse and dependents) are eligible for and timely elect to continue health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) following the Termination Date and in full satisfaction of the Company’s obligation to provide the Executive with medical and dental coverage for 6 months pursuant to the Letter Agreement, the Company will timely pay the premium payments for such COBRA coverage for the Executive (and the Executive’s spouse and dependents) from the first date on which Executive loses health care coverage as an employee of the Company until the earlier of: (i) the date that 6 months of premium payments have been paid by the Company, (ii) the date that the Executive (or the Executive’s spouse and dependents, as applicable) receive substantially equivalent health coverage in connection with new employment, or (iii) the date that the Executive (or the Executive’s spouse and dependents, as applicable) are no longer eligible for COBRA.

(d) The Executive acknowledges and agrees that, except as expressly set forth in this Section 3 or in Sections 4(b) and 4(d) below, the Executive does not have, is not eligible for, entitled to, and shall not receive (i) any other compensation or benefits except to the extent provided by the Board, (ii) any further stock options or other equity grants or awards or (iii) any further rights, title or interest in or to (A) the Company or any Subsidiary or (B) any of their respective businesses, properties or assets.

(e) The Company agrees to provide Executive with a reimbursement of Executive’s reasonable attorneys’ fees incurred in connection with this Agreement, not to exceed $15,000, provided that Executive submits appropriate receipts and documentation evidencing such services as may be reasonably requested by the Company.

4. Termination of Employment.

(a) The Executive hereby tenders his resignation as Chief Financial Officer, and from all other positions he may hold with the Company or any Subsidiary, effective as of the Termination Date, and the Company hereby accepts such resignation. The parties acknowledge and agree that the Executive’s employment shall terminate on the Termination Date.

(b) Upon the earlier of (A) the Transition Date, provided the Executive’s employment continues through such date, (B) the date the Executive’s employment is terminated by the Company without Cause or by Executive by reason of a Voluntary Termination for Good Reason and (C) by Voluntary Termination upon at least ten business days’ written notice to the Company following the Company’s hiring of a New CFO, then subject to the Executive’s execution and delivery to the Company on the Termination Date of the Release and the Termination Certificate:

(i) upon the Termination Date the vesting of the Unvested Options shall accelerate such that the Unvested Options shall become 100% vested as of such date; and

(ii) the Company shall reimburse Executive up to $5,000 in transition/outplacement services received during the 12 months following the Effective Date, provided that Executive submits appropriate receipts and documentation evidencing such services as may be reasonably requested by the Company;

provided, that the Executive shall not be eligible for or entitled to the benefits described in clauses (i) through (ii) above, and such benefits shall be null and void ab initio if the Executive timely revokes the Release pursuant to paragraph (g) thereof.

(c) Notwithstanding Section 4(b), above, in the event of a Voluntary Termination occurring after January 1, 2014, the Board may in its sole and absolute discretion, taking into account such circumstances and factors as it deems appropriate, determine to accelerate the vesting of such portion of the Unvested Options, if any, as the Board deems appropriate.

(d) The Company shall pay to the Executive an amount equal to one-twelfth of the Executive’s annual base salary (as in effect on the Effective Date) on or before the 15th day of each of the six (6) full calendar months following Executive’s termination of employment; provided Executive agrees to forfeit these severance payments if Executive voluntarily terminates his employment with the Company, or the Company terminates the Executive for Cause, before January 15, 2014. Each party hereto acknowledges and agrees that the base salary severance set forth in this Section 4(d) is intended to be exempt from Section 409A (as defined below) pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).

5. Additional Obligations

(a) The Executive acknowledges and agrees that his obligations under the Confidentiality Agreement shall continue in full force and effect, including after the Termination Date.

(b) The Executive will not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company (or its products, business, employees, officers and directors), except to the extent the Executive provides truthful statements to the extent required by applicable law or regulation or agency rule, and then only after consultation with the Company (or the Board) to the extent reasonably practicable.

(c) The Company’s executive officers with the title of Senior Vice President and above shall not, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement, calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon Executive, except to the extent such individual, as applicable, provides truthful statements to the extent required by applicable law or regulation or agency rule, and then only after consultation with the Executive to the extent reasonably practicable.

(d) On the Termination Date, the Executive shall surrender to the Company (or, in accordance with the Termination Certificate, shall have deleted or destroyed) the personal property of the Company in his possession or control.

(e) The Executives agrees to cooperate fully with the Company and its affiliates and Subsidiaries in connection with their actual or contemplated defense, prosecution, or investigation of any claim or demands by third parties, or other matters, arising from events, acts, or failures to act that occurred during the time period in which the Executive was employed by the Company. Such cooperation includes, without limitation, making himself reasonably available upon reasonable notice, without subpoena, for interviews and truthful and accurate deposition and trial testimony. The Company shall reimburse the Executive for any reasonable and documented out-of-pocket fees and expenses incurred by the Executive in connection with such cooperation.

6. Representations.

(a) The Executive represents that he has full authority to enter into this Agreement and is not under any contractual restraint which would prohibit him from satisfactorily performing his duties to the Company under this Agreement.

(b) The Executive acknowledges that the Company has indicated to the Executive that he is free to seek advice from independent counsel with respect to this Agreement, and the Executive has obtained such advice. The Executive is not relying on any representation or advice from the Company or any MBI Party regarding this Agreement, its content or effect, including any tax effects of the transactions described herein.

7. Section 409A. Each party hereto intends that all payments made under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt.

8. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the internal substantive laws (and not the laws of conflicts) of the State of California. The parties agree that any dispute or disagreement which may arise under or pursuant to this Agreement or the Release or the transactions contemplated hereby or thereby may be enforceable against the parties hereto in the courts of the State of California and the Federal courts of the United States sitting in Sacramento County, State of California. For such purpose, the parties hereto hereby irrevocably submit to the nonexclusive jurisdiction of such courts, and agree that all claims in respect of this Agreement and the Release may be heard and determined in such courts.

9. Equitable Relief. Each party hereto acknowledges that the other party is relying for its protection upon the existence and validity of the provisions of this Agreement, that the services to be rendered by the Executive and the benefits and other items agreed to by the Company are of a special, unique and extraordinary character, and that irreparable injury will result to the other party from any violation or continuing violation of the provisions hereof by such party for which damages may not be an adequate remedy. Accordingly, each party hereby agrees that in addition to the remedies available to the other party by law or under this Agreement, the other party shall be entitled to obtain such equitable relief as may be permitted by law in a court of competent jurisdiction including, without limitation, injunctive relief from any violation or continuing violation by such party of any term or provision of this Agreement.

10. Entire Agreement. It is understood, acknowledged and agreed that there are no oral agreements between the parties hereto or their affiliates and that this Agreement (together with the Letter Agreement, the Confidentiality Agreement, the Executive’s Indemnification Agreement with the Company and the terms of any outstanding stock option awards) constitutes the parties’ and their affiliates’ entire agreement and supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto and their affiliates, and none thereof shall be used to interpret or construe this Agreement. This Agreement, and the exhibits attached hereto contain all of the terms, covenants, conditions, warranties and agreements of the parties and their affiliates, shall be considered to be the only agreement between the parties hereto and their affiliates and their respective representatives and agents with respect thereto. Except as expressly stated in this Agreement, no party or its affiliates has made any statement or representation to the other party or its affiliates regarding any fact, which statement or representation is relied upon by the other party in entering into this Agreement. Except as expressly stated in this Agreement, in connection with the execution of this Agreement, no party to this Agreement or its affiliates has relied upon any statement, representation or promise of the other party or its affiliates not expressly contained herein.

11. Assignability.

(a) In the event the Company shall merge or consolidate with any other corporation, partnership or business entity, or all or substantially all of the Company’s business or assets shall be transferred in any manner to any other corporation, partnership or business entity, then such successor to the Company shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the “Company” under this Agreement.

(b) The rights and obligations of the Executive hereunder are personal in nature and the Executive shall not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

(c) Except as set forth in Section 6, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give to any person, other than the parties to this Agreement, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition of this Agreement.

12. Amendments; Waivers. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. Any such written instrument must be approved by the Board to be effective as against the Company. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

13. Notice. All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, overnight air courier (with receipt signature), email, or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s addresses or telecopy numbers as are set forth below such party’s signatures to this Agreement, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section 13. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable.

14. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties to this Agreement have executed this Transition Agreement as of the date first above written.

MARRONE BIO INNOVATIONS, INC.

By:	/s/ Pamela Marrone
Pamela Marrone
Chief Executive Officer

/s/ Donald Glidewell
DONALD GLIDEWELL

EXHIBIT A

DEFINITIONS

“Board” shall mean the Company’s Board of Directors.

“Cause” shall mean a determination by the Board that the Executive has during the Transition Period (i) committed a material breach of this Agreement or any other material written policy of the Company, which breach is not cured to the satisfaction of the Board within five days after written notice of such breach is provided to the Executive from the Board or the CEO, (ii) failed to substantially perform his duties to the Company (under this Agreement or otherwise), which failure is not cured to the satisfaction of the Board within five days after written notice of such failure is provided to the Executive from the Board, (iii) failed to follow a reasonable and lawful policy or directive of the Board or the CEO, which failure is not cured to the satisfaction of the Board within five days after written notice of such failure is provided to the Executive from the Board or the CEO, (iv) been indicted for any felony or convicted of a crime involving dishonesty or physical harm to any person, (v) engaged in dishonesty, unethical conduct, gross negligence or willful misconduct in the performance of his duties to the Company which has resulted in, or is reasonably expected to result in, material injury to the business or reputation of the Company, (vi) engaged in conduct which constitutes a material violation of federal or state law relating to the Company or its business, (vii) misappropriated assets of the Company, or (viii) been under the influence of alcohol or illegal drugs (or has engaged in abusive use of legal drugs) in performing his or her duties to the Company (which the Board has determined has materially adversely affected the Executive’s performance of his duties to the Company). For purposes of clarity, the Company’s determination that Executive’s continued services are no longer required as a result of Company’s hiring of the New CFO shall not be considered Cause for purposes of this Agreement.

“CEO” shall mean the Company’s Chief Executive Officer.

“Confidentiality Agreement” shall mean Employee Confidential Information and Assignment of Inventions Agreement, dated as of April 12, 2012 between the Executive and the Company.

“Good Reason” shall mean a Voluntary Termination within 60 days following the Company’s material breach of this Agreement, provided Executive has provided the Company with written notice of such breach within 30 days after the breach first comes into existence and the Company fails to remedy the breach within 5 days after first receiving such written notice.

“MBI Parties” shall mean (i) the Company, (ii) each Subsidiary, and (ii) each of their respective current and former officers, directors, affiliates, attorneys, agents, employees and representatives

“Options” shall mean the stock options granted to the Employee that have not been terminated, as set forth on Exhibit B.

“Release” shall mean a release entered into by and between Executive and the Company in the form attached hereto as Exhibit C.

“Stock Plans” shall mean the Marrone Bio Innovations, Inc. Stock Option Plan (as amended), the Marrone Bio Innovations, Inc. 2011 Stock Plan, and the Marrone Bio Innovations, Inc. 2013 Stock Incentive Plan.

“Subsidiaries” shall mean, collectively, Marrone Michigan Manufacturing, Inc. a Delaware corporation, and any other entity in which the Company may, directly or indirectly, acquire an equity interest during the Transition Period.

“Termination Certificate” shall mean the termination certificate attached as Exhibit C to the Confidentiality Agreement.

“Termination Date” shall mean the earlier to occur of (i) the Transition Date or (ii) the date on which the Executive’s employment is terminated by the Company, by the Executive or by reason of the Executive’s death or permanent disability.

“Transition Date” shall mean the earlier to occur of (i) March 31, 2014, or (ii) such date as may be specified in a written or electronic notice that the Company provides to the Executive by the Company at least five days prior to such specified date.

“Transition Period” shall mean the date commencing on the date hereof and ending on the Transition Date.

“Unvested Options” shall mean those portions of the Options granted to the Executive which have not yet vested, as identified on Exhibit B.

“Voluntary Termination” shall mean the voluntary termination by the Executive of his employment, which shall include a determination by the Board that the Executive has voluntarily ceased to perform the business activities described in Section 2(b) (other than by reason of death or disability).

EXHIBIT B

OPTION SCHEDULE

Grant Date	# of Shares subject to Option	Vested Options as of 11/6/13	Unvested Options as of 11/6/13
4/27/11	95,588	59,753	35,835
12/15/11	15,931	6,372	9,559
2/20/12	10,706	10,706	0
5/11/12	31,863	19,918	11,945
10/29/12	31,863	7,966	23,897
8/1/2013	637	0	637

Totals	186,588	104,715	81,873

EXHIBIT C

FORM OF RELEASE

(a) This release (the “Release”) is being delivered by the undersigned pursuant to the Transition Agreement between the undersigned and Marrone Bio Innovations, Inc. (the “Company”) dated as of November 6, 2013 (the “Transition Agreement”). Capitalized terms not otherwise defined in this Release shall have the meaning set forth in the Transition Agreement.

(b) The undersigned hereby releases and discharges the Company and each other MBI Party from any and all claims (including claims for equity), obligations and liabilities, whether known or unknown, at law or in equity, through the date hereof relating to or arising out of (i) the undersigned’s services to, or positions with, the Company or any Subsidiary or any of their affiliates, or (ii) the undersigned’s equity interests in the Company, including any and all claims under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, the Family and Medical Leave Act, and any other federal, state, or local statute, rule, regulation, ordinance, public policy, or principle of common law, including but not limited to any and all claims based upon alleged wrongful or retaliatory discharge, constructive discharge, tortious interference, negligence, intentional infliction of emotional distress, defamation, invasion of privacy, employment discrimination on any basis, harassment on any basis, retaliation on any basis, fraud, breach of express or implied contract and emotional distress, and all claims for compensatory damages, punitive damages, attorneys’ fees, salary, commissions, bonuses, expense reimbursements, severance payments, deferred compensation payments, health benefits, retirement benefits, vacation pay, holiday pay, sick pay and any other wages or monies due. Notwithstanding the foregoing, the undersigned does not waive any rights he may have to enforce the terms of the Transition Agreement.

(c) The undersigned represents and agrees that he (i) has not and will not file or initiate any legal proceedings, complaints or charges of any kind with any court or governmental or administrative agency against the Company or any one or more of the MBI Parties relating to or arising out of (X) the undersigned’s services to, or positions with, the Company or any Subsidiary or any of their affiliates, or (Y) the undersigned’s equity interests in the Company and (ii) will not participate in or accept any monies from any such action either in his individual capacity or as part of a representative or class action. The undersigned further agrees that he will not solicit, encourage, assist or cooperate in any proceedings, complaints or charges against the Company or any one or more of the MBI Parties brought by any other person or entity unless specifically subpoenaed to appear or otherwise required by court order or in an official governmental investigation or otherwise required by law. The Company and each MBI Party shall be entitled to plead this Release as a complete defense to any claim or entitlement relating to or arising out of (X) the undersigned’s services to, or positions with, the Company or any Subsidiary or any of their affiliates, or (Y) the undersigned’s equity interests in the Company, which hereafter may be asserted by the undersigned or other persons or agencies acting on their behalf in any suit or claim against the Company or any one or more of the MBI Parties. In the event that the undersigned sues the Company or any one or more of the MBI Parties in violation of this Release, he agrees and acknowledges that he will pay such Person its litigation or arbitration costs and expenses, including reasonable attorneys’ fees, associated with his defense.

(d) The undersigned acknowledges that he is familiar with the provisions of Section 1542 of the Civil Code of the State of California, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

The undersigned hereby waives and relinquishes all rights and benefits which he may have under Section 1542 of the Civil Code of the State of California (or the law of any other state or jurisdiction to the same or similar effect) to the full extent permitted by law.

(e) The undersigned has been advised in writing to consult with an attorney concerning this Release before signing it.

(f) The undersigned has twenty-one (21) calendar days after receipt of this Release to consider its terms before signing it.

(g) The undersigned has the right to revoke this Release in full within seven (7) calendar days of executing it. Any revocation must be personally delivered or mailed to the Company (Attention, Pamela Marrone) and postmarked within seven (7) calendar days of the date of execution of this Release. None of the terms and provisions of this Release shall become effective or be enforceable until such revocation period has expired.

(h) Nothing contained in this Release waives any claim that may arise after the date of its execution or any right that may not be waivable under applicable law.

Executed this             of             ,             .

DONALD GLIDEWELL